EX-16    EXHIBIT 16 - Letter from DeCoria, Maichel & Teague P.S.

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made under Item 4 of the report on Form 8-K of Cougar Holdings Inc. dated June 11, 2003, and agree with the statements made on the form as such.

Very truly yours,

/s/ DeCoria, Maichel & Teague P.S.
DeCoria, Maichel & Teague P.S.

Spokane, Washington
June 26, 2003